Exhibit 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
OR
David C. Nelson
Vice President & Corporate Treasurer
(415) 774-2700

URS CORPORATION REPORTS SECOND QUARTER
RESULTS FOR FISCAL 2004

Quarterly EPS In Line With Guidance

Proceeds from Stock Offering will Lower Interest Costs
and Reduce Debt-to-Capitalization Ratio to Approximately 35%

     SAN FRANCISCO, CA – June 14, 2004 – URS Corporation (NYSE: URS) today reported revenues of $864.7 million for the second quarter of fiscal 2004, an increase of 6% from $812.6 million in revenues reported for the second quarter of fiscal 2003. Net income was $19.7 million, an increase of 27% from $15.6 million reported for the corresponding second quarter of fiscal 2003. Earnings per share (“EPS”) of $0.54, fully diluted, were up 13% as compared with EPS of $0.48 per share, fully diluted, for the year-ago period. During the second quarter of fiscal 2004, the Company generated operating cash flow of $34 million and paid down debt by $22 million.

     For the six months ended April 30, 2004, revenues increased 4% to $1.636 billion, from $1.571 billion for the first six months of fiscal 2003. Net income for the six months ended April 30, 2004 was $28.3 million, or $0.78 per share fully diluted, compared to $21.5 million, or $0.66 per share fully diluted, for the same period last year.

     As of April 30, 2004, the Company’s backlog was $3.935 billion, compared to $3.662 billion as of October 31, 2003.

     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “Our business is performing very well, and our second quarter results were squarely in line with our guidance. Our federal sector business continues to generate strong growth, primarily as a result of increasing operations and maintenance work for the Department of Defense. At the same time, the diversity of our business portfolio and strong relationships with key clients across the country have allowed us to benefit from pockets of strength in the state and local government and private sectors. We remain strongly positioned to benefit from recoveries in those sectors.”

     Commenting on the Company’s stock offering and related note redemptions, Mr. Koffel said: “Our successful stock offering and planned note redemptions represent a major milestone in the strengthening of our balance sheet. Since August of 2002, when we acquired EG&G and significantly increased our presence in the growing federal market, URS has been steadily making progress toward our long-term goal of reducing debt-to-capitalization to below 40%. When these transactions are complete, we will further reduce our debt-to-capitalization ratio to approximately 35%, meeting our debt reduction goal well ahead of schedule.”

     “In addition to strengthening our balance sheet, the note redemptions will enhance URS’ profitability by reducing our interest expense by approximately $14.5 million during the remainder of fiscal 2004 and $30 million annually.”

Business Segments

     In addition to providing consolidated financial results, URS provides separate financial information for its two segments: the URS Division and the EG&G Division. The URS Division includes the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division includes the Company’s federal business that existed prior to the acquisition of EG&G, which consists primarily of facilities and environmental work. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance, and systems engineering and technical support services to the Departments of Defense, Homeland Security, Justice, Energy and Treasury, among others.

     URS Division. For the second quarter of fiscal 2004, the URS Division reported revenues of $581.1 million and operating income of $45.7 million, compared to revenues of $579.1 million and operating income of $42.9 million for the corresponding second quarter of the 2003 fiscal year.

     For the six months ended April 30, 2004, the URS Division reported revenues of $1,108.6 million and operating income of $76.7 million, compared to revenues of $1,115.2 million and operating income of $75.6 million for the same period last year.

     EG&G Division. For the second quarter of 2004, the EG&G Division reported revenues of $284.4 million and operating income of $14.4 million, compared to revenues of $233.5 million and operating income of $12.2 million for the 2003 second quarter.

     For the six months ended April 30, 2004, the EG&G Division reported revenues of $528.8 million and operating income of $25.0 million, compared to revenues of $455.4 million and operating income of $20.8 million for the same period last year.

Equity Offering and Subsequent Note Redemptions

     As previously disclosed, during the second quarter, URS completed a public offering of 8.1 million shares of its Common Stock at a price of $26.50 per share, including 601,900 shares sold upon partial exercise of the underwriters’ over-allotment option, for total net proceeds of $204.3 million, net of underwriting discounts, commissions and other expenses. Because the additional shares will only be issued and outstanding for a portion of fiscal 2004, the increase in outstanding shares for the purpose of calculating 2004 earnings per share will be approximately four million.

     The Company is using the proceeds from the equity offering, along with $60 million in borrowings under its existing Senior Secured Credit Agreement to redeem $70 million of its 11 1/2% Senior Notes due 2009 and $180 million of its 12 1/4% Senior Subordinated Notes due 2009. These note redemptions are in three phases. The first two phases were completed on May 14, 2004 and June 2, 2004, with the third to be completed on July 14, 2004.

     Once these note redemptions have been completed, URS will have reduced total debt outstanding by $190 million during the third quarter of fiscal 2004, decreasing the Company’s debt-to-capitalization ratio to approximately 35%, and effectively replacing $60 million of high yield debt with lower cost borrowings under its Senior Secured Credit Agreement.

     In connection with the note redemptions, URS expects in the fiscal third quarter ending July 31 to include a pre-tax charge of $27 million, or $ 0.38 per share, consisting of $19 million in cash for call premiums and a non-cash charge of $8 million for unamortized financing fees, issuance costs and debt discounts.

Outlook for Fiscal 2004

     URS reaffirmed its expectation that fiscal 2004 revenues will be approximately $3.3 billion. The Company also expects that its fiscal 2004 earnings per share would be $1.90, excluding the $0.38 per share charge related to the costs of the Company’s note redemptions. On an after tax basis, the interest savings are expected to offset the effect of the additional shares issued in the equity offering.

     On a GAAP basis, which includes these items, the Company expects net income of approximately $60.3 million, or $1.52 per share, for fiscal 2004. A reconciliation between the $1.90 per share and the $1.52 per share showing the effects of the stock offering and note redemptions is attached to this release.

     In addition, the Company expects fiscal 2004 third quarter EPS to be between 10% and 13% of the Company’s revised full year 2004 EPS guidance.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for surface transportation, air transportation, rail transportation, industrial process, facilities and logistics support, water/wastewater treatment, hazardous waste management and military platforms support. Headquartered in San Francisco, the Company operates in over 20 countries with approximately 26,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries (www.urscorp.com).

Web cast Information

     URS will host a dial-in conference call on Tuesday, June 15, 2004 at 11:00 a.m. (EDT), to discuss its second quarter fiscal 2004 results. A live web cast of this call will be available on URS’ website at www.urscorp.com.

TABLES TO FOLLOW

# # #

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s revenue and earnings projections. The Company’s quarterly financial results as discussed in this press release are unaudited and may be subject to adjustment. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: the recent economic downturn; the Company’s dependence on government appropriations; changes in regulations; the Company’s ability to manage its contracts; the Company’s leveraged position; the Company’s ability to service its debt; pending and future litigation; industry competition; the Company’s ability to attract and retain key individuals; risks associated with international operations; the Company’s ability to successfully integrate its accounting and management information systems; and other factors discussed more fully in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	April 30, 2004	October 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$221,980	$15,508
Accounts receivable, including retainage of $42,076 and $42,617, respectively	508,149	525,603
Costs and accrued earnings in excess of billings on contracts in process	411,392	393,670
Less receivable allowances	(34,872)	(33,106)

Net accounts receivable	884,669	886,167

Deferred income taxes	14,237	13,315
Prepaid expenses and other assets	26,645	24,675

Total current assets	1,147,531	939,665
Property and equipment at cost, net	146,684	150,553
Goodwill, net	1,004,680	1,004,680
Purchased intangible assets, net	9,817	11,391
Other assets	59,700	61,323

	$2,368,412	$2,167,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$23,739	$23,885
Accounts payable and subcontractor payables, including retainage of $10,142 and $7,409, respectively	166,962	172,500
Accrued salaries and wages	121,237	125,774
Accrued expenses and other	83,116	86,874
Billings in excess of costs and accrued earnings on contracts in process	74,506	83,002

Total current liabilities	469,560	492,035
Long-term debt	752,285	788,708
Deferred income taxes	55,452	55,411
Deferred compensation and other	68,871	66,385

Total liabilities	1,346,168	1,402,539

Commitments and contingencies
Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 42,948 and 33,668 shares issued, respectively; and 42,896 and 33,616 shares outstanding, respectively	429	336
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	715,324	487,824
Accumulated other comprehensive income (loss)	357	(906)
Retained earnings	306,421	278,106

Total stockholders’ equity	1,022,244	765,073

	$2,368,412	$2,167,612

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME — UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2004	2003	2004	2003
Revenues	$864,651	$812,555	$1,636,378	$1,570,588
Direct operating expenses	542,665	512,566	1,030,178	996,163

Gross profit	321,986	299,989	606,200	574,425

Indirect, general and administrative expenses	270,646	252,744	521,500	495,990

Operating income	51,340	47,245	84,700	78,435
Interest expense, net	18,452	21,301	37,515	42,581

Income before taxes	32,888	25,944	47,185	35,854
Income tax expense	13,150	10,380	18,870	14,340

Net income	19,738	15,564	28,315	21,514
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,646)	581	1,263	2,906

Comprehensive income	$18,092	$16,145	$29,578	$24,420

Net income per common share:
Basic	$.56	$.48	$.81	$.66

Diluted	$.54	$.48	$.78	$.66

Weighted-average shares outstanding:
Basic	35,200	32,498	34,962	32,411

Diluted	36,731	32,584	36,258	32,562

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$19,738	$15,564	$28,315	$21,514

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,167	10,940	21,620	22,437
Amortization of financing fees	1,794	1,887	3,775	3,638
Provision for doubtful accounts	5,915	3,093	9,462	3,833
Deferred income taxes	(1,844)	(300)	(881)	(2,000)
Stock compensation	661	445	1,332	3,401
Tax benefit of stock options	2,368	—	3,860	—
Changes in current assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(12,088)	30,147	(7,964)	46,796
Prepaid expenses and other assets	9,562	4,092	(1,970)	(1,106)
Accounts payable, accrued salaries and wages and accrued expenses	2,693	(4,595)	(13,837)	(30,025)
Billings in excess of costs and accrued earnings on contracts in process	(7,456)	(1,111)	(8,496)	1,661
Deferred compensation and other	2,815	2,761	2,486	152
Other, net	(1,537)	(576)	1,014	2,519

Total adjustments and changes	14,050	46,783	10,401	51,306

Net cash provided by operating activities	33,788	62,347	38,716	72,820

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(5,668)	(6,364)	(10,152)	(9,533)

Net cash used by investing activities	(5,668)	(6,364)	(10,152)	(9,533)

Cash flows from financing activities:
Long-term debt principal payments	(16,661)	(18,827)	(37,111)	(23,117)
Long-term debt borrowings	32	(196)	377	104
Net payments under the line of credit	(6,157)	(24,356)	—	(27,259)
Capital lease obligations payments	(2,642)	(3,447)	(7,297)	(7,627)
Short-term note borrowings	1,540	1,124	1,540	1,211
Short-term note payments	(39)	62	(85)	(56)
Proceeds from common stock offering, net of related expenses	204,286	—	204,286	—
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	8,158	8	18,108	3,680
Payments of financing fees	(303)	—	(1,910)	—

Net cash provided (used) by financing activities	188,214	(45,632)	177,908	(53,064)

Net increase in cash	216,334	10,351	206,472	10,223
Cash and cash equivalents at beginning of period	5,646	9,844	15,508	9,972

Cash and cash equivalents at end of period	$221,980	$20,195	$221,980	$20,195

Supplemental information:
Interest paid	$16,260	$29,506	$34,238	$37,608

Taxes paid	$9,987	$1,544	$21,434	$3,328

Equipment acquired through capital lease obligations	$2,357	$2,401	$5,549	$8,605

Conversion of Series D preferred stock to common stock	$—	$—	$—	$46,733

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULE OF PROJECTED NET INCOME AND EARNINGS PER
SHARE BEFORE ACCOUNTING FOR CERTAIN TRANSACTIONS

     In this earnings release for the second quarter ended April 30, 2004, we presented projected net income and earnings per share (“EPS”) for fiscal year 2004, excluding the effects of (1) the additional 4 million shares that will be used for calculating fiscal 2004 EPS, as a result of the Company’s stock offering; (2) a charge related to the costs of the Company’s note redemptions as described above; and (3) the $14.5 million in interest savings the Company expects to realize during the remainder of fiscal 2004. Projected net income and EPS amounts, excluding the effects of these items are not computed in accordance with generally accepted accounting principles (“GAAP”). We are providing these non-GAAP measures to demonstrate the effects of our recently completed stock offering and related changes in our capital structure. Projected net income and EPS excluding the effects of these items should not be used as a substitute for net income and earnings per share prepared in conformity with GAAP, or as a GAAP measure of profitability.

     Projected net income and EPS excluding the effects of the items mentioned above are calculated as follows:

		Income		Weighted Average
	Income before	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
	(In thousands, except per share data)
Amounts excluding the effects below	$113,000	$45,200	$67,800	35,700	$1.90
Effect of public stock offering	—	—	—	39,700	(0.20)
Effect of a charge related to note redemptions	(27,000)	(10,800)	(16,200)	43,700	(0.38)
Effect of interest savings due to note redemptions	14,500	5,800	8,700	43,700	0.20

Amounts reported under GAAP	$100,500	$40,200	$60,300	39,700	$1.52